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                       CONSENT OF INDEPENDENT ACCOUNTANTS

                  We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the ADT Limited 1993 Long-Term Incentive Plan (as amended February 29, 1996) and the Senior Share Option Plan of ADT Limited, of our report dated February 29, 1996 on our audit of the consolidated financial statements of ADT Limited as at December 31, 1995 and 1994 and for each of the three years ended December 31, 1995, which report is included in Form 10-K filed by ADT Limited on March 12, 1996.

Coopers & Lybrand
Hamilton, Bermuda

May 16, 1996

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